EXHIBIT 16.1

February 17, 2022

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Kingfish Holdings, Inc. to be filed with the Securities and Exchange Commission on or about February 17, 2022. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

Respectfully,

/s/ Warren Averett, LLP

Tampa, Florida